Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Tevogen Bio Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Primary Offering
Fees to Be Paid	Debt	Debt Securities	457	(o)	(2)	(3)	(2)	-	-
	Equity	Common Stock, $0.0001 par value per share	457	(o)	(2)	(3)	(2)	-	-
	Equity	Preferred Stock, $0.0001 par value per share	457	(o)	(2)	(3)	(2)	-	-
	Other	Depositary Shares (4)	457	(o)	(2)	(3)	(2)	-	-
	Other	Warrants (5)	457	(o)	(2)	(3)	(2)	-	-
	Other	Purchase Contracts	457	(o)	(2)	(3)	(2)	-	-
	Other	Subscription Rights	457	(o)	(2)	(3)	(2)	-	-
	Other	Units (6)	457	(o)	(2)	(3)	(2)	-	-
	Unallocated (Universal) Shelf	-	457	(o)	$150,000,000	$(3)	$150,000,000	$0.00015310	$22,965.00
	Secondary Offering
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457	(c)	30,728,804	$1.23 (7)	$37,796,428.92	0.00015310	$5,786.64

Total Offering Amounts							$187,796,428.92		$28,751.64
Total Fees Previously Paid									-
Total Fee Offsets									-
Net Fee Due									$28,751.64

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	There are being registered hereunder such indeterminate principal amount of debt securities, such indeterminate number of depositary shares and shares of common stock and preferred stock, such indeterminate number of warrants, such indeterminate number of purchase contracts, such indeterminate number of units, and such indeterminate number of subscription rights to purchase debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, or units as shall have an aggregate initial offering price not to exceed $150,000,000.00. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $150,000,000.00, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or in exchange for preferred stock, depositary shares, or debt securities that provide for conversion or exchange, upon exercise of warrants or subscription rights, pursuant to purchase contracts, or pursuant to the anti-dilution provisions of any such securities. Separate consideration may or may not be received for securities that are issuable upon conversion or exercise of, in exchange for, or pursuant to other securities offered hereby.

(3)	The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(4)	To be represented by depositary receipts and representing an interest in all or a specified portion of a share of preferred stock.

(5)	The warrants covered by this registration statement may be debt warrants, common stock warrants, or preferred stock warrants. Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock, or debt securities registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(6)	Any of the securities registered hereunder may be sold separately or as units with other securities registered hereunder. Each unit will represent an interest in two or more securities, which may or may not be separable from one another.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock reported on The Nasdaq Stock Market LLC on June 18, 2025, which is within five business days prior to filing this registration statement.